Exhibit 10.1
Second Amendment to Loan and Security Agreement
August 31, 2023
JPMorgan Chase Bank, National Association,
as Administrative Agent
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Newark, Delaware 19713
Attention: Nicholas Rapak
JPMorgan Chase Bank, National Association,
as Administrative Agent
383 Madison Avenue
New York, New York 10179
Attention: James Greenfield
Email:     james.r.greenfield@jpmorgan.com
de_custom_business@jpmorgan.com
JPMorgan Chase Bank, National Association,
as Lender
c/o JPMorgan Services Inc.
500 Stanton Christiana Rd., 3rd Floor
Newark, Delaware 19713
Attention: Nicholas Rapak
cc:    U.S. Bank Trust Company, National Association, as Collateral Agent and Collateral Administrator
U.S. Bank National Association, as Securities Intermediary
MSC Income Fund, Inc., as Portfolio Manager

Ladies and Gentlemen:
Reference is hereby made to the Loan and Security Agreement, dated as of February 3, 2021 (as amended by the First Amendment to Loan and Security Agreement, dated June 2, 2023, the “Agreement”), among MSIF Funding, LLC, as borrower (the “Company”), JPMorgan Chase Bank, National Association, as administrative agent (in such capacity, the “Administrative Agent”), MSC Income Fund, Inc., as portfolio manager (the “Portfolio Manager”), JPMorgan Chase Bank, National Association, as lender (in such capacity, the “Lender”), U.S. Bank Trust Company, National Association (as successor to U.S. Bank National Association), as collateral agent (in such capacity, the “Collateral Agent”) and as collateral administrator (in such capacity, the “Collateral Administrator”) and U.S. Bank National Association, as securities intermediary (in such capacity, the “Securities Intermediary”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings given such terms in the Agreement.

(A)    The Agreement is hereby amended in accordance with Section 10.05 thereof to delete the stricken text (indicated textually in the same manner as the following example: ~~stricken text~~) and to add the bold and double-underlined text (indicated textually in the same manner as the following example: bold and double-underlined text) as set forth on the pages of the Agreement attached as Exhibit A hereto. Exhibit A hereto constitutes the changed pages of the conformed copy of the Agreement including amendments made pursuant to this Second Amendment.
(B)    Except as expressly set forth in the immediately preceding paragraph, the Administrative Agent (in its own capacity and in its capacity as agent of the Lenders) reserves all of its rights, privileges, powers and remedies under the Agreement and the other Loan Documents, as well as under applicable law (whether determined at law or in equity). Except as specifically provided herein, the Agreement shall remain in full force and effect and the execution of this Second Amendment shall not operate as a waiver of any violation of, or any right, privilege, power or remedy of any party under, the Agreement or any other Loan Document; all such rights, privileges, powers and remedies are expressly reserved.  The Administrative Agent's or any Lender's exercise or failure to exercise any rights, privileges, powers and remedies under any of the foregoing in a particular instance shall not operate as a waiver of its right to exercise the same or different rights, privileges, powers and/or remedies in any other instance or instances.
(C)    THIS SECOND AMENDMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.
(D)    This Second Amendment may be executed in any number of counterparts by facsimile or other written form of communication, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument.
(E)    The individual executing this Second Amendment on behalf of the Company hereby certifies to the Administrative Agent that (i) such individual is a duly authorized officer of the Company and has the authority to make the certifications set forth in the following subclause (ii) and (ii) as of the date of this Second Amendment, (x) all of the representations and warranties set forth in Section 6.01 of the Agreement are true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) except to the extent that such representations and warranties specifically refer to an earlier date, in which case they shall be true and correct in all material respects (or with respect to such representations and warranties which by their terms contain materiality qualifiers, shall be true and correct) as of such earlier date, and (y) no Market Value Event has occurred and no Event of Default has occurred and is continuing.
(F)    The Collateral Agent, the Collateral Administrator and the Securities Intermediary assume no responsibility for the correctness of the recitals contained herein, and the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall not be responsible or accountable in any way whatsoever for or with respect to the validity, execution or sufficiency of this Second Amendment and makes no representation with respect thereto. In entering into this Second Amendment, the Collateral Agent, the Collateral Administrator and the Securities Intermediary shall be entitled to the benefit of every provision of the Agreement relating to the conduct or affecting the liability of or affording protection to the Collateral Agent, the Collateral Administrator and the Securities Intermediary, including their right to be compensated, reimbursed and indemnified in accordance with the terms thereof. The Administrative Agent, by its signature hereto, authorizes and directs the Collateral Agent, the Collateral Administrator and the Securities Intermediary to acknowledge and agree this Second Amendment.

Very truly yours,

MSIF FUNDING, LLC, as Company

By:	/s/ Jesse E. Morris
	Name:	Jesse E. Morris
	Title:	Chief Financial Officer and Chief Operating Officer

The Administrative Agent and the Lender agree to the modifications of the Agreement set forth in this Second Amendment above upon satisfaction of the conditions precedent specified above.

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ James Greenfield
	Name:	James Greenfield
	Title:	Executive Director

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, as Lender

By:	/s/ James Greenfield
	Name:	James Greenfield
	Title:	Executive Director

Acknowledged and agreed as of the first date set forth above for purposes of the modifications of the Agreement set forth in this Second Amendment above:

MSC INCOME FUND, INC., as Portfolio Manager

By:	/s/ Jesse E. Morris
	Name:	Jesse E. Morris
	Title:	Chief Financial Officer and Chief Operating Officer

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Agent

By:	/s/ Maria D. Calzado
	Name:	Maria D. Calzado
	Title:	Senior Vice President

U.S. BANK NATIONAL ASSOCIATION, as Securities Intermediary

By:	/s/ Maria D. Calzado
	Name:	Maria D. Calzado
	Title:	Senior Vice President

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, as Collateral Administrator

By:	/s/ Maria D. Calzado
	Name:	Maria D. Calzado
	Title:	Senior Vice President

EXHIBIT A

CHANGED PAGES OF CONFORMED LOAN AND SECURITY AGREEMENT

Execution Version

Conformed through the ~~First~~Second Amendment, dated as of ~~June 2~~August 31, 2023

LOAN AND SECURITY AGREEMENT

dated as of February 3, 2021 among

MSIF FUNDING, LLC

The Lenders Party Hereto

The Collateral Administrator, Collateral Agent and Securities Intermediary Party Hereto

JPMORGAN CHASE BANK, NATIONAL ASSOCIATION,
as Administrative Agent and

MSC INCOME FUND, INC.,
as Portfolio Manager

convention is not administratively feasible for the Administrative Agent, then the Administrative Agent may establish another convention in its reasonable discretion.

“Debt-to-ARR Ratio” with respect to any Recurring Revenue Loan and any date of determination, the meaning of “Debt-to-Annualized Recurring Revenue Ratio” or any comparable definition relating to Recurring Revenue Loans (for the applicable level within the capital structure) in the Underlying Instruments for such Portfolio Investment, in each case giving effect to the netting of cash from such calculation to the extent permitted in such Underlying Instruments; provided that in the event that such term is not so defined in the Underlying Instruments for such Portfolio Investment, Debt-to-ARR Ratio will be calculated on a consolidated basis for the applicable obligor and its consolidated affiliates, without duplication, as the ratio of (a) indebtedness for borrowed money (for the applicable level within the capital structure) to (b) annualized recurring revenue (determined in accordance with the definition of the term “Recurring Revenue Loan”) in accordance with GAAP or IFRS, as applicable, as determined by the Administrative Agent in its commercially reasonable judgement.

“Default” has the meaning set forth in Section 1.03.

“Delayed Funding Term Loan” means any Loan that (a) requires the holder thereof to make one or more future advances to the obligor under the Underlying Instruments relating thereto, (b) specifies a maximum amount that can be borrowed on or prior to one or more fixed dates, and (c) does not permit the re-borrowing of any amount previously repaid by the obligor thereunder; but, for the avoidance of doubt, any such Loan will be a Delayed Funding Term Loan only until all commitments by the holders thereof to make such future advances to the obligor thereon expire or are terminated or reduced to zero.

“Deliver” (and its correlative forms) means the taking of the following steps by the Company or the Portfolio Manager:

(1)except as provided in clauses (3) or (4) below, in the case of Portfolio Investments and Eligible Investments and amounts on deposit in the Collateral Accounts, by (x) causing the Securities Intermediary to indicate by book entry that a financial asset comprised thereof has been credited to the applicable Collateral Account and (y) causing the Securities Intermediary to agree, pursuant to the Account Control Agreement, that it will comply with entitlement orders originated by the Collateral Agent with respect to each such security entitlement without further consent by the Company;

(2)in the case of each general intangible, by notifying the obligor thereunder of the security interest of the Collateral Agent (except to the extent that the requirement for consent by any person to the pledge hereunder or transfer thereof to the Collateral Agent or the Administrative Agent is rendered ineffective under Section 9-406 of the UCC, no such requirement for consent exists in the applicable Underlying Instruments or such consent has otherwise been obtained);

(3)in the case of Portfolio Investments consisting of money or instruments (the “Possessory Collateral”) that do not constitute a financial asset forming the basis of a security entitlement delivered to the Collateral Agent pursuant to clause (1) above, by causing (x) the Collateral Agent to obtain possession of such Possessory Collateral in the State of New York or another state of the United States that has adopted Articles 8 and 9 of the Uniform Commercial Code, or (y) a Person other than the Company and a securities intermediary (A)(I) to obtain possession of such Possessory Collateral in a state specified in clause (x) above, and (II) to then assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Secured Party's failure to comply with Section 3.03(f) and (d) any U.S. federal withholding Taxes imposed under FATCA.

“FATCA” means Sections 1471 through 1474 of the Code as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, and intergovernmental agreements thereunder, similar or related non-U.S. law that corresponds to Sections 1471 to 1474 of the Code, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any intergovernmental agreement entered into in connection with the implementation of such sections of the Code and any U.S. or non-U.S. fiscal or regulatory law, legislation, rules, guidance, notes or practices adopted pursuant to such intergovernmental agreement.

“Federal Funds Effective Rate” means, for any day, the rate calculated by the NYFRB based on such day's federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that if the Federal Funds Effective Rate as so determined would be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement.

“Financing Commitment” means, with respect to each Lender, the commitment of such Lender to provide Advances to the Company hereunder in an amount up to but not exceeding the amount set forth opposite such Lender's name on the Transaction Schedule.

“First Amendment Effective Date” means June 2, 2023. “Foreign Lender” means a Lender that is not a U.S. Person.
“GAAP” means generally accepted accounting principles in effect from time to time in the United States, as applied from time to time by the Company.

“Governmental Authority” means the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“IFRS” means the international financial reporting standards of the International Accounting Standards Board (or any successor organization) in the effect from time to time.

“Indebtedness” as applied to any Person, means, without duplication, as determined in accordance with GAAP, (i) all indebtedness of such Person for borrowed money; (ii) all obligations of such Person evidenced by bonds, debentures, notes, deferrable securities or other similar instruments; (iii) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable and accrued expenses arising in the ordinary course of business; (iv) that portion of obligations with respect to capital leases that is properly classified as a liability of such Person on a balance sheet; (v) all non-contingent obligations of such Person to reimburse or prepay any bank or other Person in respect of amounts paid under a letter of credit, banker's acceptance or similar instrument; (vi) all debt of others secured by a Lien on any asset of such Person, whether or not such debt is assumed by such Person; and (vii) all debt, lease obligations or similar obligations to repay money of others guaranteed by such Person or for which such Person acts as contractual surety and other contingent

“Interest Collection Account” means the account established by the Securities Intermediary in accordance with Section 8.01 and designated as the “Interest Collection Account” (and any successor accounts established in connection with the resignation or removal of the Securities Intermediary).

“Interest Payment Date” has the meaning set forth in Section 4.03(b).

“Interest Proceeds” means all payments of interest received in respect of the Portfolio Investments and Eligible Investments acquired with the proceeds of Portfolio Investments (in each case other than accrued interest purchased using Principal Proceeds, but including proceeds received from the sale of interest accrued after the date on which the Company acquired the related Portfolio Investment), all other payments on the Eligible Investments acquired with the proceeds of Portfolio Investments (for the avoidance of doubt, such other payments shall not include principal payments (including, without limitation, prepayments, repayments or sale proceeds) with respect to Eligible Investments acquired with Principal Proceeds) and all payments of fees, dividends and other similar amounts received in respect of the Portfolio Investments or deposited into any of the Collateral Accounts (including closing fees, commitment fees, facility fees, late payment fees, amendment fees, waiver fees, prepayment fees and premiums, ticking fees, delayed compensation, customary syndication or other up-front fees and customary administrative agency or similar fees); provided, however, that for the avoidance of doubt, Interest Proceeds shall not include amounts or Eligible Investments in the MV Cure Account, the Unfunded Exposure Account or the CAD Unfunded Exposure Account or any proceeds therefrom.

“Investment” means (a) the purchase of any debt or equity security of any other Person, or (b) the making of any Loan or advance to any other Person, or (c) becoming obligated with respect to a contingent obligation in respect of obligations of any other Person.

“IRS” means the United States Internal Revenue Service.

“JPMCB” has the meaning set forth in the introductory section of this Agreement. “Judgment Currency” has the meaning set forth in Section 10.14.
“Lender Participant” has the meaning set forth in Section 10.06(c).
“Lenders” has the meaning set forth in the introductory section of this Agreement. “Leverage Ratio” with respect to any Portfolio Investment, the meaning of “Leverage
Ratio” (for such applicable lien or level within the capital structure) or any comparable definition relating to indebtedness in the Underlying Instruments for such Portfolio Investment, in each case giving effect to the netting of cash from such calculation to the extent permitted in such Underlying Instruments; provided that in the event that such term is not so defined in the Underlying Instruments for such Portfolio Investment, Leverage Ratio will be calculated on a consolidated basis for the applicable obligor and its consolidated affiliates, without duplication, as the ratio of (a) ~~EBITDA to (b)~~ indebtedness for borrowed money (for such applicable lien or level within the capital structure) in accordance with GAAP or IFRS, as applicable, to (b) EBITDA, as determined by the Administrative Agent in its commercially reasonable judgement.

“Liabilities” has the meaning set forth in Section 5.03.

“MV Cure Account” means the account established by the Securities Intermediary in accordance with Section 8.01 and designated as the “MV Cure Account” (and any successor accounts established in connection with the resignation or removal of the Securities Intermediary).

“Nationally Recognized Valuation Provider” means (i) Lincoln International LLC (f/k/a Lincoln Partners LLC), (ii) Valuation Research Corporation, (iii) Alvarez & Marsal, (iv) Houlihan Lokey, (v) Duff & Phelps, (vi) Murray, Devine and Company, (vii) Deloitte and (viii) Hilco Global; provided that any independent entity providing professional asset valuation services may be added to this definition by the Company (with the consent of the Administrative Agent) or added to this definition by the Administrative Agent from time to time by notice thereof to the Company and the Portfolio Manager; provided, further, that providers may be removed from this definition as and to the extent set forth in the Effective Date Letter.

“Net Advances” means the principal amount of the outstanding Advances (inclusive of Advances that have been requested for any outstanding Purchase Commitments which have traded but not settled) minus the amounts then on deposit in the Collateral Accounts (including cash and Eligible Investments) representing Principal Proceeds (other than Principal Proceeds that have been designated to pay a portion of the purchase price in respect of any Purchase Commitments which have traded but not settled).

“Net Asset Value” means, on any date of determination, the sum of (A) the sum of the product for each Portfolio Investment, other than, for any Loan, the unfunded commitment amount of a Delayed Funding Term Loan or Revolving Loan of (x) the Market Value of such Portfolio Investment (both owned and in respect of which there is an outstanding Purchase Commitment that has traded but has not settled other than Portfolio Investments for which clause (2) of the proviso hereto is applicable) multiplied by (y) the funded principal amount of such Portfolio Investment plus (B) the amounts then on deposit in the Unfunded Exposure Account and the CAD Unfunded Exposure Account (including cash and Eligible Investments); provided that, for the avoidance of doubt, (1) the Concentration Limitation Excess, (2) any Portfolio Investment which has traded but not settled within fifteen (15) Business Days from the related Trade Date thereof and (3) any Ineligible Investments will be excluded from the calculation of the Net Asset Value and assigned a value of zero for such purposes. For the avoidance of doubt, if the Trade Date for the sale of a Portfolio Investment has occurred, but the related Settlement Date has not occurred, then the Net Asset Value of such Portfolio Investment shall be calculated in accordance with this definition as if such Portfolio Investment remains owned by the Company until the applicable Settlement Date.

“Non-Call Period” means the period beginning on, and including, the Effective Date and ending on the earlier to occur of (i) the date on which a Non-Call Termination Event occurs and (ii) ~~February 3~~August 31, ~~2023~~2024.

“Non-Call Termination Event” means an event that occurs at any time during the Non-Call Period if (i) on any Business Day, JPMorgan Chase Bank, National Association ceases to act as Administrative Agent, (ii) the Administrative Agent or any Lender makes a claim for increased costs or indemnity pursuant to Section 3.01(f) or Section 3.03(c), (iii) the maturity of the Secured Obligations is accelerated following the occurrence of an Event of Default or (iv) (x) the Company has properly delivered at least ten (10) Notices of Acquisition relating to Senior Secured Loans during the prior twelve (12) calendar month period and each such Notice of Acquisition satisfied all conditions set forth in this Agreement, (y) the Administrative Agent has failed to approve the Portfolio Investments proposed to be acquired in at least five (5) of such Notices of Acquisition within the time period specified in Section 1.02(c); provided that if the Administrative Agent initially does not approve but then subsequently approves any such Portfolio Investment, it shall be deemed an approval of such Portfolio Investment to any successor accounts established in connection with the resignation or removal of the Securities Intermediary).

“Principal Proceeds” means all amounts received with respect to the Portfolio Investments or any other Collateral, and all amounts otherwise on deposit in the Collateral Accounts (including cash contributed by the Company), in each case other than Interest Proceeds or amounts on deposit in the Unfunded Exposure Account or the CAD Unfunded Exposure Account.

“Priority of Payments” has the meaning set forth in Section 4.05. “Proceeding” has the meaning set forth in Section 10.07(b).
“Purchase” means each acquisition of a Portfolio Investment hereunder (other than by Substitution), including, for the avoidance of doubt, by way of a contribution or a grant of a Participation Interest pursuant to any Sale Agreement.

“Purchase Commitment” has the meaning set forth in Section 1.02(a).

“Recurring Revenue Loan” means a Senior Secured Loan underwritten based on the definition of “annualized recurring revenue” (or an equivalent term) in the Underlying Instruments, or if no such definition exists in such Underlying Instruments, all recurring maintenance, service, support, hosting, subscription and other revenues identified by the Portfolio Manager, including, without limitation, software as a service subscription revenue, and designated as a Recurring Revenue Loan by the Administrative Agent in its sole discretion.

“Reference Time” with respect to any setting of the then-current Benchmark means (1) if such Benchmark is the Term SOFR Rate, 5:00 a.m. (Chicago time) on the day that is two (2) Business Days preceding the date of such setting or (2) if such Benchmark is not the Term SOFR Rate, the time determined by the Administrative Agent in its reasonable discretion.

“Register” has the meaning set forth in Section 3.01(c).

“Reinvestment Period” means the period beginning on, and including, the Effective Date and ending on, but excluding, the earliest of (i) February 3, ~~2024~~2027, (ii) the date on which a Market Value Event occurs and (iii) the date on which an Event of Default occurs.

“Related Parties” has the meaning set forth in Section 9.01.

“Relevant Governmental Body” means the Board and/or the NYFRB, or a committee officially endorsed or convened by the Board and/or the NYFRB or, in each case, any successor thereto.

“Request for Advance” has the meaning set forth in Section 2.03(d).

“Required Lenders” means Lenders holding 50.1% or more of the sum of (i) the aggregate principal amount of the outstanding Advances plus (ii) the aggregate undrawn amount of the outstanding Financing Commitments.

“Responsible Officer” means with respect to the Collateral Agent, the Securities Intermediary or the Collateral Administrator, any officer of such Person customarily performing functions with respect to corporate trust matters and, with respect to a particular corporate trust matter under this Agreement, any other officer to whom such matter is referred because of such officer's knowledge of and familiarity with the particular subject in each case, having direct responsibility for the administration of this Agreement.

“Restricted Payment” means (i) any dividend or other distribution (including, without limitation, a distribution of non-cash assets), direct or indirect, on account of any shares or other equity interests in the Company now or hereafter outstanding; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, by the Company of any shares or other equity interests in the Company now or hereafter outstanding; and (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares or other equity interests in the Company now or hereafter outstanding.
“Reuters” means Thomson Reuters Corp., Refinitiv or any successor thereto. “Revolving Loan” means any Loan (other than a Delayed Funding Term Loan, but including funded and unfunded portions of revolving credit lines) that under the Underlying Instruments relating thereto may require one or more future advances to be made to the obligor by a creditor, but any such Loan will be a Revolving Loan only until all commitments by the holders thereof to make advances to the obligor thereon expire or are terminated or are irrevocably reduced to zero.

“Sale Agreements” has the meaning set forth in the introductory section of this
Agreement.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions (at the time of this Agreement, Cuba, Iran, North Korea, Syria, the so-called Donetsk People's Republic, the so-called Luhansk People's Republic and the Crimea region of Ukraine).

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union, any EU member state, His Majesty's Treasury of the United Kingdom or any other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b) or
(d) any Person otherwise the subject of Sanctions.

“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union, any EU member state, His Majesty's Treasury of the United Kingdom or any other relevant sanctions authority.

“Second Amendment Effective Date” means August 31, 2023.

”Second Amendment Effective Date Letter” means the letter agreement, dated as of the Second Amendment Effective Date, by and between the Company and the Administrative Agent.

“Second Lien Loan” means a Loan (i) that is secured by a pledge of collateral, which security interest is validly perfected and second priority (subject to liens permitted under the related Underlying Instruments that are reasonable and customary for similar Loans) under Applicable Law (other than a Loan that is second priority to a Permitted Working Capital Lien) and (ii) the Portfolio Manager determines in good faith that the value of the collateral securing the Loan (including based on payable prior to the repayment of Advances pursuant to Section 4.05 hereof on the next Interest Payment Date after giving effect to such prepayment.

(ii) At the request of any Lender, any prepayment pursuant to Section 4.03(c)(i), whether in full or in part, that is made on a date other than an Interest Payment Date shall be accompanied by any costs incurred by such Lender in respect of the breakage of its funding at the Term SOFR Rate for the related Calculation Period.

(d)    The Company agrees to pay to the Administrative Agent, for the account of each Lender, a commitment fee (the “Commitment Fee”) in accordance with the Priority of Payments which shall accrue at 0.75% per annum on the average daily unused amount of the Financing Commitment of such Lender during the applicable period during the period from and including the date of this Agreement to but excluding the last day of the Reinvestment Period. Accrued and unpaid Commitment Fees shall be payable in arrears on each Interest Payment Date, and on the date on which the Financing Commitments terminate. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(e)    The Company agrees to pay the Administrative Agent on the date of this Agreement, for the account of each Lender, an upfront fee on the date hereof in the aggregate amount specified in the Effective Date Letter. The Company agrees to pay the Administrative Agent on the Second Amendment Effective Date an upfront fee in the aggregate amount specified in the Second Amendment Effective Date Letter. Once paid, such fees or any part thereof shall not be refundable under any circumstances.

(f)    Without limiting Section 4.03(c), the Company shall have the obligation from time to time to prepay outstanding Advances in whole or in part on any date with proceeds from sales of Portfolio Investments directed by the Administrative Agent pursuant to Section 1.04 and as set forth in Section 8.01(c). All such prepayments shall be accompanied by accrued and unpaid interest; provided that, if a prepayment does not occur on an Interest Payment Date, either (i) such prepayment shall be subject to the payment of administrative expenses due and payable on the next succeeding Interest Payment Date which are payable prior to the repayment of Advances pursuant to Section 4.05 or (ii) the Portfolio Manager shall certify that there will be sufficient amounts remaining in the Interest Collection Account and the CAD Interest Collection Account to pay outstanding administrative expenses which are payable prior to the repayment of Advances pursuant to Section 4.05 hereof on the next Interest Payment Date after giving effect to such prepayment.

SECTION 4.04. MV Cure Account.

(a)    The Company shall cause all cash received by it in connection with a Market Value Cure to be deposited in the MV Cure Account or remitted to the Collateral Agent, and the Collateral Agent shall credit to the MV Cure Account such amounts received by it (and identified in writing as such) immediately upon receipt thereof. Prior to the Maturity Date, all cash amounts in the MV Cure Account shall be invested in overnight Eligible Investments at the written direction of the Administrative Agent (as directed by the Required Lenders). All amounts contributed to the Company by Parent in connection with a Market Value Cure shall be paid free and clear of any right of chargeback or other equitable claim.

(b)    Amounts on deposit in the MV Cure Account may be withdrawn by the Collateral Agent (at the written direction of the Company (or, following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event, the Administrative Agent)) and remitted to the Company with prior notice to the Administrative Agent (or, amounts in each of the Permitted CAD Accounts for USD at the applicable Spot Rate and deposit such converted amounts into the Interest Collection Account, the Principal Collection Account or the Unfunded Exposure Account, respectively.

SECTION 4.07. Termination or Reduction of Financing Commitments.

(a)    (i) Subject to the requirements of this Section 4.07(a), the Company shall be entitled at its option on any Business Day, to either (x) terminate the Financing Commitments in whole upon payment in full of all Advances, all accrued and unpaid interest, all applicable premiums (if any) and all other Secured Obligations (other than unmatured contingent indemnification and reimbursement obligations) or (y) reduce in part the portion of the Financing Commitments that exceeds the sum of the outstanding Advances (after giving effect to any concurrent prepayment of Advances). The Company shall notify the Administrative Agent, the Collateral Agent and the Collateral Administrator by electronic mail of an executed document (attached as a .pdf or similar file) of any termination or reduction, as applicable, pursuant to this Section 4.07(a)(i) not later than 2:00 p.m., New York City time, two (2) Business Days before the date of termination or reduction, as applicable. Each such notice shall be irrevocable (unless such notice conditions such prepayment upon consummation of a transaction which is contemplated to result in a prepayment of outstanding Advances, in which event such notice may be revocable or conditioned upon such consummation) and shall specify the date of termination or reduction, as applicable, and the principal amount of the Financing Commitments to be so terminated or reduced, as applicable. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each partial reduction of Financing Commitments shall be in an amount not less than U.S.$2,000,000.

(ii) Each optional commitment termination or reduction pursuant to Section 4.07(a)(i) that is made, whether in full or in part, during the Non-Call Period (unless a Non-Call Termination Event has occurred) shall be accompanied by a premium equal to the Early Termination Premium. Each optional commitment termination or reduction pursuant to Section 4.07(a)(i) that is made, whether in full or in part, during the period from (but excluding) the last day of the Non-Call Period to (and including) to, but excluding, February ~~3~~28, ~~2024~~2025, shall be accompanied by a premium equal to 1% of the principal amount of Financing Commitments so terminated or reduced, as applicable (unless a Non-Call Termination Event has occurred).

(b)    The Financing Commitments shall be automatically and irrevocably reduced by all amounts that are used to prepay or repay Advances following the occurrence of a Market Value Event or an Event of Default.

(c)    All unused Financing Commitments as of the last day of the Reinvestment Period shall automatically be terminated.

(d)    The Financing Commitments shall be irrevocably reduced by the amount of any repayment or prepayment of Advances following the last day of the Reinvestment Period.

ARTICLE V
THE PORTFOLIO MANAGER

SECTION 5.01. Appointment and Duties of the Portfolio Manager.

SCHEDULE 1
Transaction Schedule

1.	Types of Financing	Available	Financing Limit

Advances	yes
Prior to a Commitment Increase Date: U.S.$~~325,000,000~~300,000,000; After a Commitment Increase Date, if any, U.S.$~~325,000,000~~300,000,000 plus the principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests up to U.S. $450,000,000 in the aggregate

2.	Lenders	Financing Commitment
JPMorgan Chase Bank, National Association
Prior to a Commitment Increase Date: U.S.$~~325,000,000~~300,000,000; After a Commitment Increase Date, if any, U.S.$~~325,000,000~~300,000,000 plus the principal amount of each increase in the Financing Commitment set forth in the applicable Commitment Increase Requests up to U.S. $450,000,000 in the aggregate, in each case, as reduced from time to time pursuant to Section 4.07

3.	Scheduled Termination Date:	February 3, ~~2025~~2028

4.	Interest Rates

Applicable Margin for Advances:
With respect to interest based on the Benchmark, 3.00% per annum (subject to increase in accordance with Section 3.01(b)).
With respect to interest based on the Base Rate, 3.00% per annum (subject to increase in accordance with Section 3.01(b)).

5.	Account Numbers

Custodial Account:	******-***
Interest Collection Account:	******-***
Principal Collection Account:	******-***
MV Cure Account:	******-***
Unfunded Exposure Account:	******-***
CAD Custodial Account:	******-***
CAD Interest Collection Account:	******-***

Security Description
Quantity
Recurring Revenue Loan (Y/N)

To the extent available, we have included herewith (1) the material Underlying Instruments (including , in the case of a Loan, the final credit agreement and collateral and security documents) relating to each such Portfolio Investment, (2) an audited financial statement for the previous most recently ended three years of the obligor of each such Portfolio Investment, (3) quarterly statements since the most recent audited financial statement provided, [(4) any appraisal or valuation reports conducted by third parties in connection with the proposed investment by the Company,] (5) applicable “proof of existence” details (if requested by the Administrative Agent), (6) forecasted financials for 1 year or longer, if prepared, in each case solely to the extent available, and (7) investment committee memo. The Portfolio Manager acknowledges that it will provide such other information from time to time reasonably requested by the Administrative Agent.
We hereby certify that all conditions to the Purchase of such Portfolio Investment(s) set forth in Section 1.03 of the Agreement are satisfied.

Very truly yours,
MSC INCOME FUND, INC.,
as Portfolio Manager
By_________________________________
Name:
Title:

12.Such obligation will not cause the Company or the pool of Collateral to be required to register as an investment company under the Investment Company Act of 1940, as amended.
13.The Portfolio Investment has been Delivered to the Collateral Agent.
14.At the time of purchase or commitment to purchase, the Portfolio Investment (excluding Portfolio Investments consisting of Recurring Revenue Loans) is not issued by an obligor with EBITDA for the period of four fiscal quarters ending on or most recently ended and for which financial statements are available prior to the date of such purchase or commitment to purchase (calculated in accordance with the Underlying Instruments in respect of such Portfolio Investment, as determined by the Company or the Portfolio Manager, in each case in its commercially reasonable judgment) of less than $5,000,000.
15.(i) The Administrative Agent is an “Eligible Assignee” (as such term, or comparable term, is defined in the Underlying Instruments in respect of such Portfolio Investment) and such Portfolio Investment is otherwise permitted to be entered into by, sold or assigned to the Administrative Agent and (ii) if the Company or the Portfolio Manager (or in each case, an affiliate thereof) acts as the administrative agent in respect of such Portfolio Investment, the Company has delivered to the Collateral Agent to hold in custody in accordance with this Agreement (to be provided to the Administrative Agent following the occurrence and during the continuance of an Event of Default or following the occurrence of a Market Value Event) an assignment agreement duly executed by the administrative agent (as required to effect an assignment pursuant to such Underlying Instruments) in respect of such Portfolio Investment, naming the Administrative Agent as assignee not later than five (5) Business Days following the Settlement Date for such Portfolio Investment.
16.Following the relevant Trade Date, such Portfolio Investment has not been amended to (a) reduce the principal amount of such Portfolio Investment, (b) postpone the maturity date or any scheduled prepayment date in respect of such Portfolio Investment, (c) alter the pro rata allocation or sharing of payments or distributions required by any related Underlying Instruments in a manner adverse to the Company, (d) release any material guarantor of such Portfolio Investment from its obligations, or (e) terminate or release any lien on a material portion on the collateral securing such Portfolio Investment, in each case without the prior written consent of the Administrative Agent (at the direction of the Required Lenders); provided that this clause 16 shall not be applicable for purposes of Section 1.03 of the Agreement.
The following capitalized terms used in this Schedule 3 shall have the meanings set forth below:
“Eligible Jurisdictions” means the United States and any State therein, Canada and Guernsey.
“Structured Finance Obligation” means any obligation issued by a special purpose vehicle and secured directly by, referenced to, or representing ownership of, a pool of receivables or other financial assets of any obligor, including collateralized debt obligations and mortgage-backed securities.
“Synthetic Security” means a security or swap transaction, other than a participation interest or a letter of credit, that has payments associated with either payments of interest on and/or principal of a reference obligation or the credit performance of a reference obligation.
“Zero-Coupon Security” means any debt security that by its terms (a) does not bear interest for all or part of the remaining period that it is outstanding or (b) pays interest only at its stated maturity.

SCHEDULE 4
Concentration Limitations
The “Concentration Limitations” shall be satisfied on any date of determination if, in the aggregate, the Portfolio Investments (other than any Ineligible Investments) owned (or in relation to a proposed purchase of a Portfolio Investment, proposed to be owned) by the Company comply with all the requirements set forth below:
1.Portfolio Investments issued by a single obligor and its affiliates may not exceed an aggregate principal balance equal to 4% of the Collateral Principal Amount; provided that Portfolio Investments issued by 3 obligors and their respective affiliates may each constitute up to an aggregate principal balance equal to 5% of the Collateral Principal Amount. Notwithstanding the foregoing, no obligor shall deemed an affiliate of any person solely because they are under the control of the same private equity sponsor or similar sponsor or because such obligor is owned by a common holding company with an obligor of another obligation so long as the collateral securing such loans is not common.
2.Not less than 90% of the Collateral Principal Amount may consist of Senior Secured Loans and cash and Eligible Investments on deposit in the Collection Account and the CAD Principal Collection Account as Principal Proceeds.
3.Not more than 10% of the Collateral Principal Amount may consist of Second Lien Loans or Recurring Revenue Loans, collectively.
4.Not more than 20% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by obligors that belong to the same Moody's Industry Classification; provided that (i) on and after August 3, 2021, not more than 15% of the Collateral Principal Amount may consist of Portfolio Investments that are issued in obligors that belong to Industry Classification 12, (ii) on and after August 3, 2021, obligors whose primary end-user clients are entities that belong to Industry Classification 12 shall be included in the Concentration Limitation relating to Industry Classification 12 and (iii) on and after February 3, 2022, not more than 10% of the Collateral Principal Amount may consist of Portfolio Investments that are issued by obligors that belong to Industry Classification 12 (as modified pursuant to subclause (ii) above). Subject to the proviso above, as used herein, “Moody's Industry Classifications” means the industry classifications set forth in Schedule 6 hereto, as applicable, which classification (x) shall be determined by the Portfolio Manager (with the consent of the Administrative Agent in its sole and absolute discretion) on the purchase date for the applicable Portfolio Investment and (y) shall be deemed to be updated without further action by any party if Moody's publishes revised industry classifications (following which all references to Industry Classifications above shall be to the applicable successor industry classifications).
5.The Unfunded Exposure Amount shall not exceed 5% of the Collateral Principal Amount.
6.(a) Not more than 10% of the Collateral Principal Amount may consist of Portfolio Investments denominated in CAD and (b) not more than 10% of the Collateral Principal Amount may consist of Portfolio Investments the obligors of which are organized in Eligible Jurisdictions other than the United States.
7.Not more than an aggregate of 0.0% of the Collateral Principal Amount may consist of Portfolio Investments (excluding Portfolio Investments consisting of Recurring Revenue Loans) the obligor of which has a Leverage Ratio greater than 7.0x.
8.Not more than an aggregate of 17.5% of the Collateral Principal Amount may consist of (a) Portfolio Investments with EBITDA for the period of four fiscal quarters ending on or most recently ended prior to such date for which financial statements are available (calculated in accordance with the Underlying Instruments in respect of such Portfolio Investment, as determined by the Company or the Portfolio Manager, in each case in its commercially reasonable judgment) of less than $10,000,000 and (b) Second Lien Loans, collectively, excluding, in either clause (a) or (b), Recurring Revenue Loans.
9.(a) Not more than an aggregate of 5% of the Collateral Principal Amount may consist of Recurring Revenue Loans and (b) not more than an aggregate of 0.0% of the Collateral Principal Amount may consist of Recurring Revenue Loans the obligor of which has an increase of its Debt-to-ARR Ratio greater than or equal to 1.0x since the date on which the Notice of Acquisition with respect to such Recurring Revenue Loan was approved by the Administrative Agent.